As filed with the Securities and Exchange Commission on December 30, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NANOMETRICS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	94-2276314
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1550 Buckeye Drive

Milpitas, California 95035

(Address of principal executive offices, including zip code)

AMENDED AND RESTATED

2003 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

James P. Moniz

Chief Financial Officer

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

(408) 545-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ralph L. Arnheim, III

Sonny Allison

Perkins Coie LLP

1899 Wynkoop Street, Suite 700

Denver, CO 80202

(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value, under the Amended and Restated 2003 Employee Stock Purchase Plan	1,200,000	$12.05	$14,460,000	$1,031.00

(1)	Together with an indeterminate number of additional shares of the Registrant’s Common Stock that may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock dividend, stock split, recapitalization or other similar transaction that affects the Registrant’s outstanding Common Stock.
(2)	Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933 solely for the purposes of calculating the registration fee for the shares offered hereunder, based on the average of the high and low sales prices per share of the registrant’s common stock as reported on the NASDAQ Global Market on December 29, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 filed on March 27, 2009;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 2009, June 27, 2009, and September 26, 2009, filed on May 12, 2009, August 11, 2009, and November 9, 2009, respectively;

(c) The Registrant’s Current Reports on Form 8-K filed on February 18, 2009, May 29, 2009, June 23, 2009, August 31, 2009, and December 17, 2009 and on Form 8-K/A filed on August 3, 2009; and

(d) The Registrant’s Registration Statement on Form 8-A filed with the Commission on April 29, 1985 pursuant to Section 12(g) of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, and including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the Company as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145. Our bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, we shall indemnify any director or officer of Nanometrics who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of Nanometrics or is or was serving at the request of Nanometrics as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding. Notwithstanding the foregoing, our bylaws further provide that Nanometrics shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by our board of directors.

Section 102 of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision that eliminates the personal liability of the directors of that corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. To the fullest extent permitted by the Delaware General Corporation Law, our Certificate of Incorporation eliminates a director’s personal liability for monetary damages to Nanometrics and its stockholders arising from a breach of fiduciary duty as a director.

We have entered into indemnification agreements with our officers and directors, which agreements are intended to provide our officers and directors with indemnification to the maximum extent permitted under the Delaware General Corporation Law. We also have obtained an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1	Nanometrics Incorporated Amended and Restated 2003 Employee Stock Purchase Plan (incorporated by reference to Appendix 1 of the Registrant’s definitive proxy statement on Schedule 14A filed by the Registrant on April 21, 2009)

ITEM 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 30th day of December, 2009.

NANOMETRICS INCORPORATED

By:	/s/ JAMES P. MONIZ
Name:	James P. Moniz
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy J. Stultz, Ph.D. and James P. Moniz, and each of them acting individually, as his true and lawful attorneys-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIMOTHY J. STULTZ, PH.D. Timothy J. Stultz, Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	December 30, 2009

/S/ JAMES P. MONIZ James P. Moniz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 30, 2009

/S/ BRUCE C. RHINE Bruce C. Rhine	Chairman of the Board of Directors	December 30, 2009

/S/ NORMAN COATES Norman Coates	Director	December 30, 2009

/S/ HOWARD A. BAIN III Howard A. Bain III	Director	December 30, 2009

/S/ STEPHEN J. SMITH, PH.D. Stephen J. Smith, Ph.D.	Director	December 30, 2009

/S/ J. THOMAS BENTLEY J. Thomas Bentley	Director	December 30, 2009

/S/ WILLIAM G. OLDHAM, PH.D. William G. Oldham, Ph.D.	Director	December 30, 2009

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1	Nanometrics Incorporated Amended and Restated 2003 Employee Stock Purchase Plan (incorporated by reference to Appendix 1 of the Registrant’s definitive proxy statement on Schedule 14A filed by the Registrant on April 21, 2009)